Exhibit 99.4

SIRVA, Inc.

Calculation of Debt to Capitalization Ratio

Debt to capitalization ratio is calculated by dividing debt, excluding our mortgage warehouse and relocation financing facilities as the numerator, by our capitalization as the denominator.  Capitalization is defined as debt, excluding our mortgage and relocation financing facilities, plus equity.

$ in thousands		At March 31, 2004

Current portion of long-term debt		1,538
Current portion of long-term capital lease obligations		4,087
Short-term debt		86,209
Long-term debt		476,067
Long-term capital lease obligations		17,174
Total debt at March 31, 2004 as reported		585,075

Less:
Mortgage warehouse facility		(45,550)
Relocation financing facilities		(40,403)

Total debt excluding mortgage warehouse and relocation financing facilities at March 31, 2004	(1)	499,122

Equity at March 31, 2004	(2)	402,077

Capitalization at March 31, 2004 = (1) + (2)	(3)	901,199

Debt to capitalization ratio at March 31, 2004 = (1) / (3)		55%